Exhibit 11

                             Amy L. Clayton, Esq.
                       6337 So. Highland Dr. Suite 220
                             Salt Lake City, Utah
                                    84121
                                (801) 550-1018
                              Fax (801) 944-1268
                            ----------------------

                               September 10, 2000

Board of Directors
K-1 BUILDERS, INC.
39 45 So Wasatch Blvd. #282
Holladay, Utah 84124

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2 for K-1 BUILDERS, INC.

Gentlemen:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

     The proposed offering and public distribution relates to up to 400,000 shares of common stock, $.001 par value (the "Common Stock"), to be offered and sold to the public at a price of $.50 per share. It is my opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     I consent to be named for the Company in the registration statement and prospectus included therein.

                                      Very truly yours,

                                      /s/ Amy L. Clayton


                                      Amy L. Clayton, Esq.
                                      Attorney at Law